EXHIBIT 99.1

BLOCKBUSTER REPORTS RECORD QUARTERLY EARNINGS

DRIVEN BY STRONG GROWTH IN REVENUE AND GROSS PROFIT DOLLARS

•	Results Include a 14.5% Increase in Revenues for the First Quarter to $1.52 Billion, Driven by Growth in Stores and a 5.3% Increase in Worldwide Same-Store Revenues

•	Gross Profit for the First Quarter Increased 11.0% to $886.1 Million Compared with $798.5 Million for the Same Quarter Last Year

•	Operating Income for the First Quarter Increased 24.5% to $148.7 Million Compared with $119.4 Million for the Same Quarter Last Year

•	Diluted Earnings per Share Before Cumulative Effect of Change in Accounting Principle for the First Quarter Increased 27% to $0.47 Compared With $0.37 Per Diluted Share for the Same Quarter Last Year

•	FAS 143 Was Adopted as of January 1, 2003, Resulting in a Cumulative Effect of Change in Accounting Principle, net of tax, of $4.4 Million, or $0.02 per Diluted Share

DALLAS, April 22, 2003 — Blockbuster Inc. (NYSE: BBI), a leading global provider of in-home movie and game entertainment, today announced financial results for the first quarter ended March 31, 2003. Total revenues for the first quarter of 2003 increased by 14.5% to $1.52 billion, from $1.33 billion last year, driven by the net addition of 526 company-operated stores and a 5.3% increase in worldwide same-store revenues.

Income before cumulative effect of change in accounting principle increased to $84.9 million, or $0.47 per diluted share, in the first quarter of 2003 compared with $66.0 million, or $0.37 per diluted share in the first quarter of 2002. For the first quarter of 2003, the Company reported net income of $80.5 million, or $0.45 per diluted share, compared with a net loss of $1.75 billion, or a loss of $9.72 per diluted share, for the first quarter of 2002.

“Blockbuster is off to an excellent start this year, with first quarter results that exceeded both our revenue and profit expectations,” said John Antioco, Blockbuster Chairman and CEO. “Both our rental and retail revenue grew substantially for the quarter. Additionally, we made significant progress improving our operating margins by increasing our rental margin and reducing operating expenses as a percentage of revenues. Going forward, we will continue to focus on being a complete source for movies and games, which we believe will lead to sustainable growth this year and beyond.”

Operating Results

For the first quarter, worldwide same-store revenues increased 5.3%. Worldwide same-store rental revenues for the first quarter of 2003 increased 1.1%, driven by a 4.3% increase in domestic movie same-store rental revenues, aided by a strong box office comparison for titles released during the quarter, which offset a 13.5% decline in worldwide same-store game rental revenues from last year. Additionally, worldwide same-store retail revenues for the first quarter of 2003 increased 29.6% as a result of strong growth in DVD sales, which were up 74.4%.

For the first quarter of 2003, gross profit increased by 11.0% to $886.1 million from $798.5 million in the same period last year, driven by growth in same-store revenues, rental margin expansion and growth in the store base. Rental margin for the first quarter of 2003 increased to 67.9% from 66.3% for the same period last year as a result of improved VHS margins and growth in higher margin DVD rentals. Due to strong growth in lower margin retail revenues, which increased to 19.7% of total revenues for the first quarter of 2003 from 14.6% for the first quarter of 2002, total gross margin for the first quarter of 2003 was 58.4% compared with 60.2% for the same period last year.

Operating expenses (selling, general and administrative, depreciation and amortization) increased to $737.4 million in the first quarter of 2003 from $679.1 million in the first quarter of 2002 as a result of growth in the store base. As a percentage of revenues, operating expenses declined to 48.6% from 51.2% for the same period last year, primarily as a result of lower advertising expenses which declined to 2.1% of total revenues from 4.3% of total revenues last year. The Company expects advertising expenses to vary over the course of the year depending on market conditions.

Operating income increased 24.5% to $148.7 million in the first quarter of 2003 from $119.4 million in the first quarter of 2002, reflecting strong gross profit growth and lower advertising costs.

Interest expense decreased 15.1% to $10.7 million in the first quarter of 2003 from $12.6 million in the first quarter of 2002, due to a reduction of more than $150 million in total debt since the end of the first quarter of last year and a lower effective interest rate.

Net income for the first quarter of 2003 was $80.5 million, or $0.45 per diluted share, including the cumulative effect of change in accounting principle, net of tax, recorded for the adoption of FAS 143, “Accounting for Asset Retirement Obligations,” of $4.4 million, or $0.02 per diluted share. Net loss for the first quarter of 2002 was $1.75 billion, or $9.72 per diluted share, including the cumulative effect of change in accounting principle, net of tax, recorded for the adoption of FAS 142, “Goodwill and Other Intangible Assets,” of $1.82 billion, or $10.08 per diluted share.

The results comparisons are impacted by the adoption of FAS 143 as of January 1, 2003 which requires that the Company provide for estimated long-lived asset retirement obligations that will be incurred upon future store closings. The initial adoption of FAS 143 required the Company to record a cumulative effect of change in accounting principle, net of tax, of $4.4 million in the first quarter of 2003. Additionally, the results comparisons are impacted by the application of the transition provisions of FAS 142 adopted as of January 1, 2002, requiring the Company to reduce its goodwill balance by $1.82 billion, which is reflected as a cumulative effect of change in accounting principle, net of tax, in 2002. Neither cumulative effect of change in accounting principle affects operating income or cash flow.

Second Quarter and Full Year Business Outlook

The following are the Company’s current expectations for the second quarter and full year 2003 results of operations:

•	The Company expects a mid-single-digit percentage increase in gross profit dollars for the second quarter of 2003 and the year, over the respective periods of the prior year, driven by a combination of sales growth, and improvements in rental and retail margins.

•	The Company expects the percentage increase in worldwide same-store revenues to be in the low single digit range for the second quarter of 2003 compared to the second quarter of last year reflecting a less favorable quarter-over-quarter box office comparison for the movie rental and retail titles being released in the second quarter of 2003.

•	The Company expects mid-single digit range growth in worldwide same-store revenues for the year compared to last year with the percentage increase in total revenue growth for the year in the high-single digit range.

•	For 2003, the Company expects selling, general and administrative expenses as a percentage of revenues to decline by at least 100 basis points from last year driven primarily by reduced advertising expenses as well as other cost savings.

•	The Company believes that it will achieve full-year 2003 diluted EPS growth of at least 25% over 2002 diluted EPS of $1.04.

•	For the full year 2003, the Company expects to add approximately 300 to 400 company-operated stores.

•	Capital expenditures for the full year are expected to be approximately $150 million to $175 million, as compared with the $140.6 million recorded in 2002.

About Blockbuster

Blockbuster Inc. (NYSE: BBI) is a publicly traded subsidiary of Viacom Inc. (NYSE: VIA, VIA.B) and is the world’s leading renter of videos, DVDs, and video games with more than 8,600 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com. Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online.

- more -

This news release contains forward-looking statements relating to Blockbuster’s operations, including, without limitation, statements relating to Blockbuster’s strategy, growth expectations and expected results of operations for 2003 and beyond. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: consumer demand for Blockbuster product and service offerings and the related impact of competitor pricing and product and service offerings; Blockbuster’s ability to respond to changing consumer preferences and to effectively adjust its product mix and marketing initiatives, including its advertising expenditures; vendor determinations relating to pricing and distribution of their product and Blockbuster’s ability to reach agreements with service, product, and content providers on acceptable commercial terms; the effect of game platform cycles; and other factors, as set forth under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2002.

# # #

Contact:	Press Karen Raskopf Senior Vice President, Corporate Communications (214) 854-3190 or Randy Hargrove Director, Corporate Communications (214) 854-3190

Analysts/Investors Mary Bell Senior Vice President, Investor Relations (214) 854-3863

BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended March 31,
	2002	2003
Revenues:
Rental revenues	$1,110.1	$1,195.5
Merchandise sales	193.7	298.9
Other revenues	22.2	23.4

	1,326.0	1,517.8

Cost of sales:
Cost of rental revenues	374.3	383.8
Cost of merchandise sold	153.2	247.9

	527.5	631.7

Gross profit	798.5	886.1

Operating expenses:
Selling, general and administrative	623.2	675.7
Depreciation	55.5	61.4
Amortization of intangibles	0.4	0.3

	679.1	737.4

Operating income	119.4	148.7

Interest expense	(12.6)	(10.7)
Interest income	1.1	0.8
Other items, net	(1.7)	(0.4)

Income before income taxes	106.2	138.4
Provision for income taxes	(40.4)	(52.8)
Equity in income (loss) of affiliated companies, net of tax	0.2	(0.7)

Income before cumulative effectof change in accounting principle	66.0	84.9
Cumulative effect of change in accounting principle, net of tax	(1,817.0)	(4.4)

Net income (loss)	$(1,751.0)	$80.5

Income per share before cumulative effect of change in accounting principle:
Basic	$0.37	$0.47
Diluted	$0.37	$0.47
Cumulative effect of change in accounting principle per share:
Basic	$(10.25)	$(0.02)
Diluted	$(10.08)	$(0.02)
Net income (loss) per share:
Basic	$(9.88)	$0.45
Diluted	$(9.72)	$0.45
Weighted average shares outstanding:
Basic	177.3	179.6
Diluted	180.2	180.1
Cash dividends per common share	$0.02	$0.02

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

	Three Months Ended March 31,
	2002		2003
Revenues by Product Line:	Revenues	Percent of Total	Revenues	Percent of Total
Rental revenues:
VHS rental	$619.1	55.8%	$438.2	36.7%
DVD rental	344.4	31.0%	630.3	52.7%

Total movie rental	963.5	86.8%	1,068.5	89.4%
Game rental	146.6	13.2%	127.0	10.6%

Total rental	$1,110.1	100.0%	$1,195.5	100.0%

Merchandise sales:
VHS sales	$31.3	16.2%	$20.3	6.8%
DVD sales	68.3	35.3%	119.1	39.8%

Total movie sales	99.6	51.4%	139.4	46.6%
Game sales	9.7	5.0%	62.5	20.9%
General merchandise sales	84.4	43.6%	97.0	32.5%

Total merchandise sales	$193.7	100.0%	$298.9	100.0%

	Three Months Ended March 31,
	2002	2003
Same-store Revenues Data:
Worldwide same-store revenues increase	0.2%	5.3%

Capital Expenditures	$13.9	$23.7

	December 31, 2002	March 31, 2003
Selected Balance Sheet Data:
Cash and cash equivalents	$152.5	$133.7
Merchandise inventories	$452.1	$366.6
Rental library	$423.1	$358.7
Accounts payable	$757.0	$423.0
Total debt (including capital lease obligations)	$541.5	$562.5

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:	Three Months Ended March 31,
	2002	2003
Domestic Company-Operated Stores:
Beginning	4,393	4,518
Net additions	14	40

Ending	4,407	4,558

International Company-Operated Stores:
Beginning	2,019	2,389
Net additions	18	23

Ending	2,037	2,412

Franchised and/or Joint Venture Stores:
Beginning	1,569	1,638
Net additions	14	9

Ending	1,583	1,647

Total Stores Worldwide:
Beginning	7,981	8,545
Net additions	46	72

Ending	8,027	8,617